EXHIBIT 99.1

February 20, 2024

Brian Balbirnie, CEO

One Glenwood Ave, Raleigh, NC

Brian.Balbirnie@issuerdirect.com

Dear Mr. Balbirnie,

I am writing this letter to formally resign from my position as Chief Financial Officer at Issuer Direct. My last day of work will be March 8, 2024.

I want to express my sincere gratitude for the opportunities and experiences I have had during my tenure with the company. I have learned a great deal and have been privileged to work alongside such a talented team. I will do everything possible to ensure a smooth transition during this period.

Please feel free to reach out to me at [redacted] or [redacted], should you require any further information or assistance. I appreciate the support and guidance I have received from you and the entire team.

Thank you once again for the wonderful experience and growth opportunities. I wish you and the company continued success in the future.

Sincerely,

/s/ Timothy Pitoniak